EXHIBIT 99.7

Processing Fee Letter

relating to

Alestra, S. de R.L. de C.V.’s

Offer to Exchange up to $392,200,000 of its Senior Notes due 2010 for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009	Cash Tender Offer for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009 and consent solicitations to amend the indentures for its outstanding Senior Notes

The Offers for the Existing Notes will expire 30 business days after the commencement of the Offers at 11:59 p.m., New York City time, on                     , 2003, unless extended in accordance with the Prospectus (the “Expiration Date”).

The Exchange Agent for the Offers is:

The Bank of New York

Corporate Trust Reorganization Unit

101 Barclay Street, 7E

New York, NY 10286

Attn:

Facsimile Transmissions:

(212) 298-1915
Toll Free (800) 254-2820

The Information Agent for the Offers is: D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Banks and Brokers call Collect: (212) 269-5550 All Others Call Toll Free: (866) 868-2409

If you have questions regarding completing this processing fee letter, you should contact the Information Agent.

OPTIONAL—PLEASE PROVIDE IF APPLICABLE

NAME AND ADDRESS OF BROKER DEALER, BANK, OR FINANCIAL INSTITUTION DESIGNATED  TO RECEIVE THE PROCESSING FEE

Upon the terms and subject to the conditions and limitations set forth in the Prospectus and this Processing Fee Letter, the Company will pay a fee (the “Processing Fee”), within a reasonable time after the settlement date, to the broker, dealer, bank or financial institution, if any, designated by the beneficial owner of the Existing Notes tendered hereby, as evidenced below, as having been responsible for processing such tender. The Processing Fee will be equal to 0.25% of the aggregate principal amount of such Existing Notes, subject to certain limitations described in the Prospectus under “The Offers—Processing Fee”, provided that such Existing Notes have been validly delivered and accepted for tender, that the party designated to receive the Processing Fee is the broker, dealer, bank or financial institution that has processed the tender of such Existing Notes and that the beneficial owner has voluntarily indicated that a Processing Fee should be paid. No person in the United States may receive the Processing Fee unless such person is a member of the National Association of Securities Dealers, Inc., or a bank legally authorized to receive such fees. If the broker, dealer, bank or financial institution that has processed the tender of your Existing Notes is eligible, you may designate that such person receive the Processing Fee by completing the fields below. No Processing Fee will be paid in respect of any Existing Notes for which no recipient of such fee is designated.

Name of Firm:

Name of Individual at Firm, if known:

Address (include zip code):

Euroclear or Clearstream, Luxembourg, Account Information

Indicate Euroclear or Clearstream, Luxembourg:

Account Number:

Account Name:

If notes tendered by this Processing Fee Letter are held by the above signed as registered holder or DTC participant, specify below each beneficial owner of such notes whose tender you have processed. Any questions as to what constitutes beneficial ownership should be directed to the depositary. If the space below is inadequate, attach a separate signed schedule using the same format.

Name of Beneficial Owner	Principal Amount Of Existing Notes Beneficially Owned

The acceptance of compensation by such broker dealer, bank, or financial institution designated to receive the processing fee will constitute a representation by it that (a) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (b) it is entitled to such compensation for such solicitation under the terms and conditions of the Prospectus; (c) in soliciting a tender and consent, it has used no solicitation materials other than those furnished by the Company; and (d) if it is a foreign broker or dealer not eligible for membership in the National Association of Securities Dealers, Inc., it has agreed to conform to the NASD’s Rules of Fair Practice in making solicitations.

Processing Fee Payment Instructions

Issue Check To:

Firm:

(please print)

Attention:

Address:

Phone Number:

Taxpayer Identification or Social Security Number:

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